Exhibit 99

W HOLDING COMPANY, INC.
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
ANNOUNCES A THREE-FOR-TWO (3 X 2) STOCK SPLIT

Mayaguez, Puerto Rico, December 6, 2004. W HOLDING COMPANY, INC. (NYSE: WHI), the financial holding company of WESTERNBANK PUERTO RICO, announced today that the Company’s Board of Directors authorized a three-for-two (3 X 2) stock split of the Company’s $1.00 par value common stock to be paid on January 10, 2005, to stockholders of record as of December 31, 2004.

The split will have the effect of increasing the number of shares of the common stock issued and outstanding as of November 30, 2004, from 107,071,886 to approximately 160,607,829. W Holding will pay cash to the stockholders in lieu of fractional shares at a rate equal to the closing price of the stock as of the record date, December 31, 2004.

Commenting on this action Frank C. Stipes, Chairman of the Board and Chief Executive Officer stated: “the stock split is intended to further enhance the liquidity and availability of the Company’s stock to a larger market by reason of price and number of outstanding shares. In order to know what amount of shares each stockholder will receive, all they have to do is multiply their holdings by 1.5. This will give them the amount of total shares they own. Year to date, W Holding stock has increased over 21%, adding this to its history and pattern of growth and continued appreciation, being the past year, 2003, the most recent year with a consistent market value increase of virtually 74% and for the last three years approximately 270%. However, stockholders that acquired shares of the Company at the original stock offering have experienced a total return over their original investment of more than 20,000%, including cash dividends, which are distributed monthly.”

As mentioned in our Letter to Stockholders in the 2003 Annual Report, we feel extremely proud and honored by the results published in the Wall Street Journal, March 8, 2004, whereby the Company was ranked among the “TOP GUNS” meaning the 20 best publicly-held performing companies to the benefit of their stockholders and investors. The only Bank on the list, it was the highest performing financial company in total return to stockholders for over a decade, and was included in the strongest of all categories, with an average of 50.1% per year in a ten year period.

W Holding’s management expects to end this year with earnings in the vicinity of $165.0 to $175.0 million, as market and economic conditions may permit, and break the $14.0 billion barrier in total assets. They also recently informed that on Friday, October 22, 2004, its main subsidiary, WESTERNBANK PUERTO RICO opened the most advanced banking branch of the world in the historic city of Old San Juan, Puerto Rico.

This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited; to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop.

WESTERNBANK PUERTO RICO, a wholly-owned subsidiary of W HOLDING COMPANY, INC., is the second largest commercial bank in Puerto Rico, based on total assets, operating throughout 52 full fledged branches, including 33 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, and 12 at the San Juan Metropolitan area of Puerto Rico, and a fully functional banking site on the Internet. W HOLDING COMPANY, INC. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.

For further information contact: Messrs. Frank C. Stipes, Freddy Maldonado or Ricardo Hernandez, Chief Executive Officer, Chief Financial Officer and the Company’s Corporate Comptroller, respectively, at (787) 834-8000; Internet: www.wholding.com